Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Anthony Sanzio (Media) (856) 968-4390 Leonard F. Griehs (Analysts) (856) 342-6428
CAMPBELL ANNOUNCES INITIATIVES DESIGNED TO IMPROVE OPERATIONAL EFFICIENCY AND ENHANCE LONG-TERM PROFITABILITY
CAMDEN, N.J. April 28, 2008—Campbell Soup Company (NYSE: CPB) today announced a series of initiatives designed to improve the company’s operational efficiency and enhance its long-term profitability. Details of Campbell’s actions include:
•	Closing the Listowel, Ontario, Canada food plant. The Listowel facility produces primarily frozen products, including soup, entrees and Pepperidge Farm products, as well as ramen noodles. The facility employs approximately 500 people. Campbell plans to operate the facility for approximately 12 months and then transition production to its network of North American contract manufacturers and to its Downingtown, Pennsylvania plant.

•	Exiting the snack foods business in Australia. Campbell has entered into an agreement to sell its Australian snack foods business to a group of Australian investors, including senior management of The Real McCoy, an Australian owned snack foods company. The transaction includes the following salty snack brands: Cheezels, Thins, Tasty Jacks, French Fries, and Kettle Chips. The transaction also includes two plants in Australia that currently produce snack foods. Campbell expects to complete the transaction in the fourth quarter of fiscal 2008.

•	Discontinuing private label biscuit and industrial chocolate production at its Miranda, Australia facility. Subject to union consultation, Campbell plans to close the Miranda facility, which employs approximately 150 people.

     In addition to these actions, Campbell plans, subject to legal requirements, to streamline its international management structure and eliminate certain overhead costs associated with businesses the company has divested.
     Campbell anticipates that it will incur pre-tax charges and implementation costs of approximately $230 million related to these initiatives. These charges will be incurred primarily in the third and fourth quarters of fiscal 2008. The company expects that the future savings from these actions will have a modestly favorable impact on earnings and cash flow beginning in its fiscal year 2009. Campbell will provide more detail on these initiatives through a public filing and when it reports third quarter results on May 19, 2008.
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “The actions announced today will continue to position Campbell as a high-performing focused food company. Through a relentless focus on our core businesses of simple meals, baked snacks and healthy beverages and by eliminating inefficiencies in our portfolio and operations, we will be able to meet the needs of customers and consumers faster, better and more completely than the competition and create greater value for our shareowners.”
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup, baked snacks, and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” and “V8.” For more information on the company, visit Campbell’s website at www.campbellsoup.com.
Forward-Looking Statement
This release contains “forward-looking statements” that reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of cost-saving initiatives and portfolio strategies, including divestitures, on sales, earnings, cash flows and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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